Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On December 18, 2008, American Tire Distributors, Inc. (“ATD”), a wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings” or the “Company”), acquired all of the issued and outstanding capital stock of Am-Pac Tire Dist. Inc. (“Am-Pac”) pursuant to the terms of a Stock Purchase Agreement dated December 18, 2008. The aggregate purchase price of this acquisition, subject to adjustments, was approximately $74.8 million, consisting of $72.0 million in cash, of which $9.8 million is held in escrow and $59.1 million was used to pay off Am-Pac’s outstanding debt, and $2.8 million in direct acquisition costs.

The acquisition has been treated as a purchase business combination pursuant to Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”) with Holdings considered the acquiring corporation for accounting and financial reporting purposes. Accordingly, in the Unaudited Pro Forma Condensed Combined Balance Sheet as of October 4, 2008, the purchase price paid by Holdings, together with the direct acquisition costs, have been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. The $9.8 million held in escrow has been excluded in the preliminary allocation of the cost of the assets acquired and liabilities assumed as it represents contingent consideration for which the contingency has not been resolved. Unless Holdings makes a proper claim for indemnity, as described in the Stock Purchase Agreement, prior to the eighteenth (18th) month anniversary of the closing, any amounts remaining in escrow plus any of the proceeds earned thereon will be released to the sellers. Also, in accordance with SFAS No. 141, a deferred credit has been placed against a portion of the restricted cash that relates to the preliminary balance of negative goodwill. The amounts allocated to assets acquired and liabilities assumed in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management’s preliminary valuation estimates. The actual allocation of the purchase price and the resulting effect on income may differ from the unaudited pro forma amounts included herein, once the Company completes its final determination of fair value.

As part of the acquisition of Am-Pac, Holdings acquired certain retail stores and operations. As it is management’s intention to divest of these stores during fiscal 2009 and in conjunction with the requirements of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the related assets, including the allocation of purchase price, and the related liabilities of the retail reporting unit are classified as held for sale within the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of October 4, 2008.

The Unaudited Pro Forma Condensed Combined Statements of Operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets and increased interest expense on borrowings incurred to finance the acquisition, as well as, purchase accounting adjustments to apply Holdings’ accounting policies and practices. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings of Holdings resulting from the acquisition. No assurances can be made as to the amount of net cost savings, if any, that may be realized. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ from the information presented herein.

Holdings’ fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Am-Pac’s fiscal year ends on December 31. The Unaudited Pro Forma Condensed Combined Balance Sheet as of October 4, 2008 combines the historical consolidated balance sheet of Holdings and the historical consolidated balance sheet of Am-Pac, giving effect to the acquisition as if it had been consummated on October 4, 2008. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 29, 2007, combines the historical consolidated statements of operations of Holdings and Am-Pac, giving effect to the acquisition as if it had occurred on December 31, 2006 (the first day of Holdings 2007 fiscal year). The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended October 4, 2008 combines the historical consolidated statements of operations of Holdings and Am-Pac, giving effect to the acquisition as if it had occurred on December 30, 2007 (the first day of Holdings 2008 fiscal year).

These Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the:

•	Accompanying notes

•

Separate audited consolidated financial statements of Holdings included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and its Quarterly Report on Form 10-Q for the nine months ended October 4, 2008

•	Separate audited consolidated financial statements of Am-Pac as of and for the nine months ended September 30, 2008 and years ended December 31, 2007 and 2006 included in Exhibit 99.2 of this report

The Unaudited Pro Forma Condensed Combined Financial Statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the acquisition been completed as of the dates specified and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company. In addition, the pro forma adjustments are based upon currently available information and certain assumptions that management of the Company believes are reasonable.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of October 4, 2008

(In thousands)

	Holdings	Am-Pac	Pro Forma Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$9,081	$1,632	$74	(A)	$10,787
Restricted cash	575	—	2,541	(B)	3,116
Accounts receivable, net of allowance for doubtful accounts	179,888	27,655	(599)	(A)	206,944
Inventories	409,598	74,694	(3,520)	(C)	480,772
Assets held for sale	2,036	—	20,400	(A)	22,436
Deferred income taxes	12,681	—	2,821	(K)	15,502
Income tax receivable	—	7,389	(6,099)	(D)	1,290
Other current assets	11,660	4,558	(1,406)	(D)	14,812

Total current assets	625,519	115,928	14,212		755,659

Inventories	—	2,241	—		2,241
Property and equipment, net	46,490	8,839	2,102	(E)	57,431
Goodwill	370,330	11,055	(11,055)	(F)
			(3,399)	(F)	366,931
Other intangible assets, net	231,237	2,123	(2,123)	(F)
			14,055	(G)	245,292
Other assets	24,552	1,609	5,217	(K)
			116	(L)	31,494

Total assets	$1,298,128	$141,795	$19,125		$1,459,048

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$301,351	$67,522	$(735)	(A)	$368,138
Liabilities held for sale	—	—	1,900	(A)	1,900
Line of credit due to affiliate	—	54,100	(54,100)	(H)	—
Accrued expenses	33,970	4,008	4,901	(I)	42,879
Current maturities of long-term debt	2,979	308	(23)	(A)	3,264

Total current liabilities	338,300	125,938	(48,057)		416,181

Long-term debt	622,337	827	74,804	(J)	697,968
Deferred income taxes	74,628	—	2,165	(K)	76,793
Other liabilities	13,237	921	4,322	(I)	18,480
Redeemable preferred stock	23,302	—	—		23,302
Stockholders’ equity:
Common Stock	10	29,925	(29,925)	(M)	10
Additional paid-in capital	218,012	—	—		218,012
Warrants	4,631	—	—		4,631
Accumulated earnings (deficit)	5,970	(15,816)	15,816	(M)	5,970
Accumulated other comprehensive loss	(2,199)	—	—		(2,199)
Treasury stock, at cost	(100)	—	—		(100)

Total stockholders’ equity	226,324	14,109	(14,109)		226,324

Total liabilities and stockholders’ equity	$1,298,128	$141,795	$19,125		$1,459,048

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended October 4, 2008

(In thousands)

	Holdings	Am-Pac	Pro Forma Adjustments		Combined
Net sales	$1,517,300	$244,021	$—		$1,761,321
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,249,110	184,679	—		1,433,789
Selling, general and administrative expenses	204,084	62,104	507	(N)
	—	—	(226)	(O)
	—	—	(41)	(P)	266,428

Operating income (loss)	64,106	(2,762)	(240)		61,104
Other income (expense):
Interest expense, net	(44,402)	(1,394)	1,151	(Q)
			(3,265)	(R)	(47,910)
Other, net	(953)	(57)	—		(1,010)

Income (loss) from operations before income taxes	18,751	(4,213)	(2,354)		12,184
Income tax provision (benefit)	8,200	5,367	(7,874)	(S)	5,693

Net income (loss)	$10,551	$(9,580)	$5,520		$6,491

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 29, 2007

(In thousands)

	Holdings	Am-Pac	Pro Forma Adjustments		Combined
Net sales	$1,877,480	$323,711	$—		$2,201,191
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,552,975	243,938	—		1,796,913
Selling, general and administrative expenses	258,347	81,577	676	(N)
	—	—	(433)	(O)
	—	—	(56)	(P)	340,111

Operating income (loss)	66,158	(1,804)	(187)		64,167
Other income (expense):
Interest expense, net	(61,633)	(2,198)	1,402	(Q)
			(5,461)	(R)	(67,890)
Other, net	(285)	499	—		214

Income (loss) from operations before income taxes	4,240	(3,503)	(4,246)		(3,509)
Income tax provision (benefit)	2,867	(1,218)	(1,630)	(S)	19

Net income (loss)	$1,373	$(2,285)	$(2,616)		$(3,528)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

American Tire Distributors Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation:

Holdings’ fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Am-Pac’s fiscal year ends on December 31. The Unaudited Pro Forma Condensed Combined Balance Sheet as of October 4, 2008 combines the historical consolidated balance sheet of Holdings and the historical consolidated balance sheet of Am-Pac, giving effect to the acquisition as if it had been consummated on October 4, 2008. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 29, 2007, combines the historical consolidated statements of operations of Holdings and Am-Pac, giving effect to the acquisition as if it had occurred on December 31, 2006 (the first day of Holdings’ 2007 fiscal year). The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended October 4, 2008 combines the historical consolidated statements of operations of Holdings and Am-Pac, giving effect to the acquisition as if it had occurred on December 30, 2007 (the first day of Holdings’ 2008 fiscal year).

As part of the acquisition of Am-Pac, Holdings acquired certain retail stores and operations. As it is management’s intention to divest of these stores during fiscal 2009 and in conjunction with the requirements of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the related assets, including the allocation of purchase price, and the related liabilities of the retail reporting unit are classified as held for sale within the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of October 4, 2008. Where significant, the amount of asset or liability included within the pro forma adjustment to assets or liabilities held for sale is discussed below (see Note 3. Pro Forma Adjustments).

2.	Preliminary Estimated Purchase Price Allocation:

The preliminary purchase price allocation is as follows (in millions):

Total cash consideration	$72.0
Less: Debt paid off to seller	(59.1)

Net cash consideration	12.9
Plus: Transaction fees	2.8
Less: Net book value of assets acquired	(9.3)
Plus: Pre-acquisition intangibles that were written off in purchase accounting	13.2

Excess of purchase price over net book value of assets acquired, excluding pre-acquisition intangibles	19.6
Adjustments to goodwill related to:
Restricted cash (a)	(2.5)
Accounts Receivable	0.6
Income tax receivable	8.4
Property and equipment	(4.1)
Inventory	(0.3)
Assets held for sale	(11.6)
Customer lists	(9.6)
Trademarks and tradenames	(4.5)
Exit costs and termination benefits	10.4
Favorable leases	(0.2)
Net deferred taxes	(6.2)

Total adjustments	(19.6)

Goodwill	$—

(a)	In accordance with SFAS No. 141, includes a deferred credit against restricted cash for the preliminary balance of negative goodwill.

3.	Pro Forma Adjustments:

Unaudited Pro Forma Condensed Combined Balance Sheet

Pro Forma adjustments made by Holdings in connection with the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

(A)	Represents the reclassification of assets and liabilities related to the retail reporting unit of Am-Pac to held for sale. See Note 1. Basis of Presentation.

(B)	Reflects a portion of the purchase price held in escrow that has been excluded from the allocation of assets acquired and liabilities assumed as it represents contingent consideration for which the contingency has not been resolved. This balance is also net of a deferred credit of $7.3 million that relates to the preliminary balance of negative goodwill.

(C)	Reflects an adjustment to record Am-Pac’s inventory to its estimated fair market value, which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for the completing and selling effort. Also includes the reclassification of $3.8 million of inventory related to the retail reporting unit of Am-Pac to assets held for sale.

(D)	Represents income tax receivables and interest on income tax receivables for tax years prior to fiscal 2008 which were not acquired as part of the acquisition. These amounts are due from Itochu International, Inc. Also includes the reclassification of $0.3 million related to the retail reporting unit of Am-Pac to assets held for sale.

(E)	Reflects an adjustment to record Am-Pac’s property and equipment to its estimated fair market value. Also includes the reclassification of $2.0 million of property and equipment related to the retail reporting unit of Am-Pac to assets held for sale.

(F)	Represents the elimination of Am-Pac’s pre-acquisition goodwill of $11.1 million and other identifiable intangible assets, net of accumulated amortization of $2.1 million. Also includes a net reduction of $3.4 million which relates to the total difference between the net assets acquired on December 18, 2008 as compared to the pro forma net assets as of September 30, 2008.

(G)	Represents the estimated fair value of identifiable intangible assets. The preliminary allocation of identifiable intangible assets and their useful lives are as follows (dollars in millions):

	Estimated Fair Value	Estimated Useful Life
Customer list	$6.2	13 years
Customer list	$3.4	17 years
Tradenames	$4.5	Indefinite life

(H)	Represents the elimination of Am-Pac’s current debt due to an affiliate that was paid off in connection with the acquisition.

(I)	Represents the establishment of estimated liabilities for Am-Pac facility closure costs of $7.3 million and termination benefits owed to certain Am-Pac employees of $3.0 million. Also includes the reclassification of $1.1 million of accrued expenses related to the retail reporting unit of Am-Pac to liabilities held for sale.

(J)	Represents borrowings incurred to finance the acquisition, which was financed by ATD’s existing amended revolving credit facility.

(K)	Reflects an adjustment to reduce Am-Pac’s valuation allowance against deferred tax assets based upon a preliminary estimate by Holdings as to realizability subsequent to the completion of the acquisition, a decrease in deferred tax assets related to the increase in the value of Am-Pac’s inventory, an increase in deferred tax liabilities related to the increase in the net book value of Am-Pac’s property and equipment, an increase in deferred tax liabilities related to the preliminary estimated fair market value of Am-Pac’s customer list intangible, an increase in deferred tax assets related to the establishment of an accrual for estimated Am-Pac employee termination benefits, and a reduction in deferred tax liabilities related to the establishment of an accrual for estimated Am-Pac facility closure costs.

(L)	Represents the estimated value of favorable leases. Also includes the reclassification of $0.1 million related to the retail reporting unit of Am-Pac to assets held for sale.

(M)	Represents the elimination of the separate components of Am-Pac’s stockholders’ equity.

Unaudited Pro Forma Condensed Combined Statement of Operations

(N)	Represents the estimated amortization of the identifiable intangible assets, based upon the preliminary valuation and estimated useful lives as reflected in (G) above.

(O)	Represents the estimated reduction in depreciation expense as a result of a decrease in the depreciable value and changes in useful lives of Am-Pac’s property and equipment to estimated fair market value.

(P)	Represents the reversal of the amortization of identifiable intangible assets as previously recorded by Am-Pac that have been eliminated.

(Q)	Represents the reversal of interest expense recognized by Am-Pac related to debt that was paid-off in conjunction with the acquisition.

(R)	Represents the estimate of interest expense associated with incremental borrowings incurred on ATD’s amended revolving credit facility to finance the Am-Pac acquisition.

(S)	Represents the income tax impact of the above pro forma adjustments at the statutory tax rate for Holdings. Also includes an income tax benefit in the nine months ended October 4, 2008 Unaudited Pro Forma Condensed Combined Statement of Operations related to the elimination in Am-Pac’s previously established valuation allowance against deferred tax assets based upon a preliminary estimate by Holdings as to realizability of these deferred tax assets subsequent to the completion of the acquisition.